October 18, 2024

Kelli Holz
Chief Financial Officer
WaFD Inc.
425 Pike Street
Seattle, Washington 98101

       Re: WaFD Inc.
           Form 10-K for Fiscal Year Ended September 30, 2023
           File No. 001-34654
Dear Kelli Holz:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Finance